EXHIBIT 10.6

AMENDMENT THREE

TO

DIRECTORY SERVICES AGREEMENT

This Amendment Three (this “Amendment”) is entered into as of September 29, 2006 (the “Amendment Effective Date”), by and between Hawaiian Telcom Communications, Inc., a Delaware corporation (as successor in interest to Hawaiian Telcom Mergersub, Inc.) (hereinafter referred to as “Publisher”), and L. M. Berry and Company, a Georgia corporation (“Berry”), and is an amendment to the Directory Services Agreement (the “Directory Services Agreement”) made and entered into effective as of February 4, 2005, by and between Publisher and Berry.  All capitalized terms used herein but not defined herein will have the meanings assigned to them in the Directory Services Agreement.

1.            Additional Short Term Services To Be Provided by Berry to Publisher

Publisher acknowledges that, Effective January 1, 2006, it authorized Berry to perform the following additional short term services.  Publisher also authorizes payment of these services to be calculated and paid as a credit on the monthly settlement between Berry and Publisher.  At any time, when Publisher can assume responsibility for the services listed below, Berry will no longer assume responsibility and will discontinue billing that portion of the services.  Thereafter the service(s) for which Publisher has assumed responsibility will no longer be covered by the services agreement.  These services and the pricing for these services will be provided through December 31, 2006. Any continuation of these services and the charges for the services after that date will be subject to the mutual agreement of both parties.

Service Provided	Monthly Charge
Manual Service Order Processing	$30,000

In order to automate this process, HT is required
to provide Berry with an electronic file in the format
requested by Berry in order for Berry to automate
residential service order processing. Once a file is received, depending on the compliance with the format
requested, Berry will be able to automate the residential
process within approximately 30 days of receipt of the file.
When automation of residential activity is complete,
the fee for this service will be eliminated.

White Pages Publishing Responsibility	$70,000

When Publisher can provide Berry with
a white pages publishing file in the format requested,
and the HT file is used to publish the actual white
pages, Berry will no longer have to maintain white
page listings and the fee for this service will be eliminated.

Billing Services	$25,000
Breakdown of services are as follows;
Billing Services	$11,000
AR Systems Support	$6,000
Collection Services	$5,500
Postage, printing, etc	$2,500

Total	$125,000

As services noted are assumed by Publisher, the associated charges will be eliminated from the monthly charges to Publisher.

COUNTERPARTS

This Amendment may be executed in any number of counterparts, but all such counterparts shall constitute but one agreement.

NO OTHER CHANGES

Except as expressly provided for in this Amendment, all of the terms, conditions and provisions of the Directory Services Agreement remain unaltered and are in full force and effect.  The Directory Services Agreement and this Amendment shall be read and construed as one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

L. M. BERRY AND COMPANY		HAWAIIAN TELCOM
COMMUNICATIONS, INC.

/s/	Daniel J. Graham	/s/ Daniel P. O’Brien

By:	Daniel J. Graham	By:	Daniel P. O’Brien

Title:	President and CEO	Title:	CFO